Exhibit 10.8

FIRST AMENDMENT TO THE

NORTHROP GRUMMAN

SAVINGS EXCESS PLAN

(AMENDED AND RESTATED EFFECTIVE AS OF OCTOBER 1, 2004)

This amendment to the October 1, 2004 restatement of the Northrop Grumman Savings Excess Plan (the “Plan”) is intended to merge into this Plan the liabilities of the BDM International, Inc. 1997 Executive Deferred Compensation Plan (the “BDM Plan”).

This amendment is effective as of April 29, 2005. The Company has full discretionary authority to interpret this amendment to avoid treatment as a material modification under Internal Revenue Code Section 409A (“Section 409A”) of the Plan or the BDM Plan, and to avoid taxation of any individual under Section 409A. If and to the extent that any feature of this amendment is considered a material modification or causes taxation under Section 409A, the amendment shall be of no effect and shall be deemed to be of no effect retroactively to the date of this action.

1. Section 4.4(b) is amended to add the following row to the end of the table as follows:

Name of Merged Plans	Merger Effective Dates	Merged Account Names
BDM International, Inc. 1997 Executive Deferred Compensation Plan (“BDM Plan”)	April 29, 2005	BDM Account

2. Section 6.5(a) is renamed as “Merged Plans — General Rule.”

3. Section 6.5(c) is added to read as follows:

(c) BDM Account. Distributions of a Participant’s vested BDM Account balance shall be made in accordance with this Section 6.5(c), and Sections 6.1 through 6.4 shall not apply to such distributions. A Participant shall be vested in his BDM Account balance in accordance with the vesting provisions of the BDM Plan.

(1) Timing of Payment: A Participant’s vested BDM Account balance shall be distributed in accordance with elections made under the BDM Plan. For those Participants who have not commenced distributions as of April 29, 2005, payments from the BDM Account will commence at the time designated on his or her BDM enrollment and election form, unless extended prior to such date. However, if such a Participant did not elect a fixed date (or elect the earlier of a fixed date or termination of employment), his or her vested BDM Account balance will be paid as soon as administratively practicable following termination of employment in the form designated under Section 6.5(c)(2) below.

(2) Form of Payment: A Participant’s vested BDM Account balance shall be paid in cash or in-kind, as elected by the Participant, as permitted by the Administrative Committee. The vested BDM Account balance will be paid in (i) a lump sum, (ii) five (5) or ten (10) substantially equal annual installments (adjusted for gains and losses), or (iii) a combination thereof, as selected by the Participant (or Beneficiary) prior to the date on which amounts are first payable to the Participant (or Beneficiary) under Section 6.5(c)(1) above. If the Participant fails to designate properly the manner of payment, such payment will be made in a lump sum.

(3) Death Benefits: If a Participant dies before commencement of payment of his BDM Account balance, the entire Account balance will be paid at the times provided in Section 6.5(c)(1) above and in the manner provided in Section 6.5(c)(2) above to his or her Beneficiary. If a Participant dies after commencement but before he or she has received all payments from his vested BDM Account balance, the remaining installments shall be paid annually to the Beneficiary. For purposes of this Section 6.5(c), a Participant’s Beneficiary, unless subsequently changed, will be the designated beneficiary(ies) under the BDM Plan or if none, the Participant’s spouse, if then living, but otherwise the Participant’s then living descendants, if any, per stirpes, but, if none, the Participant’s estate.

(4) Hardship Withdrawal: A Participant may apply for a distribution of all or any part of his or her vested BDM Account balance, to the extent necessary to alleviate the Participant’s financial hardship (which financial hardship may be considered to include any taxes due because of the distribution). A “financial hardship” shall be determined by the Administrative Committee and shall mean (i) a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependent (as defined in Code section 152(a)) of the Participant, (ii) loss of the Participant’s property due to casualty, or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

(5) Lost Participant: In the event that the Administrative Committee is unable to locate a Participant or Beneficiary within three years following the payment date under Section 6.5(c)(1) above, the amount allocated to the Participant’s BDM Account shall be forfeited. If, after such forfeiture and prior to termination of the Plan, the Participant or Beneficiary later claims such benefit, such benefit shall be reinstated without interest or earnings for the forfeiture period. In lieu of such a forfeiture, the Administrative Committee has the discretion to direct distribution of the vested BDM Account balance to any one or more or all of the Participant’s next of kin, and in the proportions as the Administrative Committee determines.

(6) Committee Rules: All distributions are subject to the rules and procedures of the Administrative Committee. The Administrative Committee may also require the use of particular forms. The Administrative Committee may change its rules, procedures and forms from time to time and without prior notice to Participants.

(7) Payment Schedule: In no event will payments of amounts in the Participant’s BDM Account be accelerated or deferred beyond the payment schedule provided under the BDM Plan.

(8) Application to Trustee: BDM International, Inc. set aside amounts in a grantor trust to assist it in meeting its obligations under the BDM Plan. Notwithstanding Section 6.5(c)(6) above and the claims procedures provided in Section 7.8, a Participant may make application for payment of benefits under this Section 6.5(c) directly to the trustee of such trust.

4. Section 7.9(b) is amended to add the following row to the end of the table as follows:

Name of Merged Plans	Merger Effective Dates
BDM International, Inc. 1997 Executive Deferred Compensation Plan	April 29, 2005

*     *     *     *

IN WITNESS WHEREOF, this Amendment is hereby executed by a duly authorized officer on this 13 day of July, 2005.

NORTHROP GRUMMAN CORPORATION

By:	/s/ Richard A. Underhill
Richard A. Underhill
Vice President Compensation and Benefits